Exhibit 99.2

Corporate	Investor Relations
Conceptus	Lippert/Heilshorn & Associates
Gregory Lichtwardt, CFO	Kim Sutton Golodetz
(650) 962-4039	(212) 838-3777
glichtwardt@conceptus.com	kgolodetz@lhai.com

Bruce Voss
(310) 691-7100
bvoss@lhai.com

Media
Conceptus
Rebecca Squires
(650) 962-4126
publicrelations@conceptus.com

CONCEPTUS UPDATES 2007 FINANCIAL GUIDANCE

MOUNTAIN VIEW, Calif. (February 27, 2007) — Conceptus, Inc. (Nasdaq: CPTS), developer of the Essure® procedure, the first and only non-incisional permanent birth control method available, today provided additional financial guidance for 2007, as follows:

•                  Net sales are expected to be $66.0 million to $68.0 million for 2007, up 58% to 62%, compared with 2006 net sales of $41.9 million.

•                  Gross margins are expected to average between 74% and 76% for 2007, compared with 2006 gross margin of 67%.  The Company anticipates that gross margins will improve throughout the year due to lower per-unit costs on higher volume.

•                  Operating expenses are anticipated to be $59.4 million to $60.3 million for 2007, including equity based compensation expense.  This compares with operating expenses of $47.7 million for 2006.  Conceptus continues to hire additional sales professionals and to support patient awareness with increasing radio advertising.

•                  The net loss is now expected to be $6.3 million to $7.1 million for 2007.  This compares with a net loss of $18.5 million for 2006 and previously disclosed guidance for 2007 of $8.1 million to $8.7 million on February 5, 2007.  The smaller updated net loss guidance is the result of investing the proceeds of the company’s convertible senior note offering, which closed mid-February, at a rate in excess of the coupon rate.  Based on expected weighted average shares outstanding of 29.4 million, the net loss is expected to be $0.21 to $0.24 per share.

•                  Conceptus anticipates that first quarter 2007 net sales will grow moderately over the fourth quarter of 2006 to a range of $13.6 million to $14.0 million, reflecting the typical revenue pattern in the medical device industry.  Gross margin for the first quarter of 2007 is anticipated to be 71% to 73%.  In addition, the Company expects increased expenses across all categories, resulting in a net loss for the 2007 first quarter of $4.3 million to $4.6 million, or $0.15 to $0.16 per share on a weighted average shares outstanding of 29.2 million.  This updated guidance is exclusively due to the investment of the proceeds of the convertible senior note offering and compares to previously issued guidance for first quarter 2007 net loss of $4.5 million to $4.8 million.

“Our focus continues to be on explosive net sales growth through two primary strategies,” commented Mark Sieczkarek, president and chief executive officer of Conceptus.  “First, we will continue to increase the number of sales representatives in order to provide even greater depth of physician coverage, which in turn we expect will increase physician utilization and the number of physicians performing the Essure procedure in both the hospital and the office setting.  Second, we will continue to increase our programs aimed at raising patient awareness of the Essure procedure, such as advertising with physicians and internet marketing.”

“With gross margin improvements and operating expenditures focused primarily on those areas that will drive net sales, we expect to continue to improve the financial results of the business.  In fact, we currently expect to be cash flow positive by the end of the first half of 2007 and to turn profitable by the end of the year,” Mr. Sieczkarek concluded.

The Company’s guidance provided herein includes the impact of the amended agreement with Conceptus SAS also announced today and should be considered valid only as of the date of this press release.  The Company assumes no responsibility for providing updates until the next earnings release.

About the Essure Procedure

The Essure procedure deploys a soft micro-insert into the fallopian tube through the cervix using a minimally invasive transcervical tubal access catheter.  Once in place, the device is designed to elicit tissue growth in and around the micro-insert to form an occlusion or blockage in the fallopian tube.  An Essure procedure does not require cutting or penetrating the abdomen and can be performed in a less costly procedure setting without general anesthesia. A woman is able to return home about 45 minutes after the procedure is completed. There is a three-month waiting period after the procedure during which women must use another form of birth control.  The Essure procedure is 99.80% effective after four years of follow-up.  The Essure procedure has been demonstrated in a small portion of the women undergoing clinical studies to be 99.74% effective based on 5 years of follow-up. Five year follow-up of all patients in clinical trials is ongoing

About Conceptus

Conceptus, Inc. manufactures and markets the Essure Permanent Birth Control system, an innovative medical device and procedure designed to provide a non-incisional alternative to tubal ligation, which is currently the leading form of birth control worldwide.  The availability of the Essure procedure in the U.S. is expected to open up a market currently occupied by incisional tubal ligation and vasectomy, which combined account for over 1 million procedures annually.

Additional information about the Essure procedure is available at www.essure.com or by calling the Essure Information Center at 1-877-ESSURE1.  Additional information about Conceptus is available at www.conceptus.com or by calling 1-877-ESSURE2.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. Discussions regarding net sales growth, cash flows, profitability, increases in gross margins, expense levels, the hiring of additional sales personnel, physician utilization and the performance of the Essure procedure in the office setting, and other matters discussed in this release, may differ significantly from the discussion of such matters in the forward-looking statements. Such differences may be based upon factors such as strategic planning decisions by management, re-allocation of internal resources, decisions by insurance companies, scientific advances by third parties, and introduction of competitive products, as well as those factors set forth in the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q, and other filings with the Securities and Exchange Commission.